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                                                                   Exhibit 10.26

                               RETENTION AGREEMENT

     THIS RETENTION AGREEMENT is made as of the 28th day of January, 2000 by and between Home Products International, Inc., a Delaware corporation (the "Company"), and Charles Avery, Jr. (the "Employee").

                                     RECITAL

     WHEREAS, the Employee is a valuable employee of the Company and the Company wishes to provide a retention payment to him upon his completion of six (6) months of employment following a Change of Control pursuant to the terms and provisions hereof.

                                     CLAUSES

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

     1. Retention Payment Following Change of Control. If Employee remains an active full-time employee with the Company for a period of one hundred eighty
(180) days after a Change of Control (the "Retention Period"), the Company shall pay the Employee an amount equal to Sixty-five Thousand Dollars ($65,000.00), payable in one lump sum within seven (7) business days following the earlier of the completion of the Retention Period or, if such Retention Period does not apply, termination of employment. For purposes of this Agreement, the Retention Period requirement does not apply if (a) the termination of employment is due to the Employee's death; (b) there is an involuntary termination by the Company not attributable to Cause as defined in Section 3 below; (c) the Company reassigns Employee's principal place of employment to an area outside of the metropolitan area of his current employment; or (d) the Company materially diminishes the duties and responsibilities of Employee.

     2. Change of Corporate Control. For purposes of this Agreement, a "Change of Control" shall have occurred upon notice that (i) any individual or entity (other than the Company, any subsidiary of the Company, any employee benefit plan or other compensation program or arrangement of the Company or of any subsidiary of the Company, or any person holding shares of the Company's common stock for or pursuant to the terms of any such plan, program or arrangement), alone, or together with its Affiliates (as defined below) and Associates (as defined below), shall become an Acquiring Person (as defined below); or (ii) the shareholders of the Company approve a definitive agreement for a merger or consolidation involving the Company which would result in the common stock of the Company outstanding immediately prior to such merger or consolidation continuing to represent (whether by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the combined voting power of the Company and such other entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (iv) the Continuing Directors (as defined below) no longer constitute a majority of the Board. "Acquiring Person" means any individual or entity who or which, together with all its Affiliates and Associates, has

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acquired 40% or more of the shares of the Company's common stock then outstanding. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). "Continuing Director" means any individual who is a member of the Board, while such individual is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the occurrence of a Change in Control, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

     3. Cause. "Cause" as used in this Agreement shall mean (a) willful failure by the Employee to perform, or gross neglect by the Employee of, his material duties (other than any such failure resulting from the Employee's incapacity due to physical or mental illness); (b) willful misconduct by the Employee which is injurious to the Company, monetarily or otherwise, including but not limited to fraud which is injurious to the Company, monetarily or otherwise; or (c) conviction of a felony or commission of an act involving the Employee's moral turpitude as determined by the Federal District Court judge who has most recently retired from the Federal District Court located in the Northern District of Illinois. For purposes of clauses (a) and (b) of the foregoing definition, no act, or failure to act, on the Employee's part shall be deemed "willful" or "gross" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act or failure to act was in the best interests of the Company.

     4. Non-Competition, Non-Solicitation. The Employee agrees that, for a period of six (6) months following the end of the Retention Period, the Employee will not, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor, consultant, manager or in any other capacity, engage in, have a financial interest in, or be in any way connected or affiliated with, or render advice or services to, any business which competes with the Company or its affiliates, including any entity engaged in the manufacture or distribution of any products which are manufactured, assembled or sold by the Company or its affiliates; provided, however, that (a) the Employee may own less than five percent (5%) of the outstanding securities of public companies which are engaged in the same business as the Company or its affiliates and (b) the Employee may work for a segment or business unit of a business which competes with the Company so long as the segment or unit for which he is working does not compete. The Employee further agrees that for a period of six (6) months following the end of the Retention Period, he will not, directly or indirectly, divert, take away, solicit or interfere with any of the customers, accounts or employees of the Company or its affiliates existing as of the date of his termination of employment. If, however, the restrictive covenants contained in this Agreement are held to be unenforceable at any time, the parties specifically direct the court, arbitrator or other trier of fact to modify and enforce said covenants to the extent that it believes is reasonable under the circumstances existing at that time, rather than deleting or rendering unenforceable such restriction(s).

     5. Termination of Employment Prior to Change of Control. If Employee's termination of employment occurs prior to a Change of Control and such termination of employment is attributable to one of the four (4) exceptions to the Retention Period set forth in

                                        2

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Section 1 above, Employee shall still be entitled to the payment in Section 1 so long as Employee's termination of employment occurs (a) within three (3) months of the Change of Control or (b) after a letter of intent has been executed with a third party which results in a Change of Control with such party or affiliate of such party. The payment due under Section 1 shall be payable in one lump sum within seven (7) business days following the Change of Control.

     6. Remedies. If the Company fails to timely pay any amounts due hereunder, the Company hereby agrees to reimburse the legal fees and expenses incurred by Employee in collecting such amount. The Employee understands the Company would not have any adequate remedy at law for the material breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and agrees that, in the event of any such material breach or threatened breach, the Company may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Employee from the breach or threatened breach of such covenants, including but not limited to the right to obtain an immediate temporary restraining order.

     7. Modification. This Agreement constitutes the full and complete understanding and agreement of the parties regarding the retention payment upon a Change of Control and the covenants for non-competition and non-solicitation, supersedes any prior understanding and agreement, and cannot be changed or terminated except in writing signed by the parties to be bound thereby.

     8. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligation of the Employee hereunder may not be assigned or delegated.

     9. Severability. Each provision of this Agreement shall be severable. If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the Company and the Employee.

     10. Waiver. The waiver by either party of any breach of this Agreement by the other will not operate or be construed as a waiver of any other breach by the other which is not specifically waived in writing.

     11. Notice. Any notice or other communication required or permitted to be given to a party pursuant to this Agreement shall be in writing and shall be determined to have been duly given when delivered personally or deposited in United States certified or registered mail, return receipt requested, postage prepaid, at the parties last known address. Either party may change his or its address for the purpose of this section by written notice given in the manner provided above.

     12. Illinois Law. This Agreement shall be interpreted and construed in accordance with Illinois Law.

        The parties have executed this Agreement as of the date stated above.

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EMPLOYEE:                                     COMPANY:


/s/ Charles F. Avery, Jr.                     By: /s/ James E. Winslow
---------------------------------                -------------------------------
Charles Avery, Jr., individually              Its: Exec VP & CFO
                                                   -----------------------------

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                                  AMENDMENT TO
                               RETENTION AGREEMENT

     This Amendment to Retention Agreement (this "Amendment"), dated as of January 17, 2002, is made by and between Home Products International, Inc., a Delaware corporation (the "Company"), and Charles Avery, Jr. (the "Employee").

     WHEREAS, the parties hereto entered into that certain Retention Agreement, dated January 28, 2000 (the "Retention Agreement").

     WHEREAS, the parties desire to amend the Retention Agreement as set forth herein.

     WHEREAS, in accordance with Section 7 of the Retention Agreement, this Amendment is made in writing by all the parties to the Retention Agreement

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Amendments. The words "Sixty-five Thousand Dollars ($65,000.00)" contained in Section 1 of the Agreement are hereby deleted and replaced with "Seventy-one Thousand Five Hundred Dollars ($71,500).

     2. No Other Amendments. Except as amended hereby, all terms and provisions of the Retention Agreement shall continue in full force and effect as stated therein.

     3. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on this 17th day of January, 2002.

                                            Company:

                                            HOME PRODUCTS INTERNATIONAL, INC.

                                            By: /s/ James E. Winslow
                                               ---------------------------------
                                            Name: James E. Winslow
                                                 -------------------------------
                                            Title: Exec. VP & CFO
                                                  ------------------------------


                                            Employee:

                                            /s/ Charles F. Avery Jr.
                                            ------------------------------------
                                                Charles F. Avery Jr.